Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form F-3 (No. 333-152906) and related Prospectus of DHT Maritime, Inc. for the registration of up to $200,000,000 of its securities and to the incorporation by reference therein of our reports dated March 10, 2008 and March 31, 2006, with respect to the consolidated financial statements of DHT Maritime, Inc. (formerly Double Hull Tankers, Inc.) and its predecessor OSG Crude and our report dated March 10, 2008 with respect to the effectiveness of internal control over financial reporting of DHT Maritime, Inc. (formerly Double Hull Tankers, Inc.) as of December 31, 2007 included in DHT Maritime, Inc.’s Annual Report on Form 20-F for the year ended December 31, 2007, filed with the Securities and Exchange Commission.

                    /s/ Ernst & Young LLP

New York, New York
August 12, 2008